AGREEMENT on IF-002 Phantom Gamepad

THIS AGREEMENT ("Agreement") is made this 19th day of July, 2004 by and between Infinium Labs, Inc. (thereafter referred to as "CUSTOMER") a US corporation having its respective place of business at 701, 5th Avenue – 42nd Floor, Seattle. WA 98104 and Saitek Ltd. having its principal place of business at 1601 Westley Square, 48 Hoi Yuen Road, Kwun Tong, Hong Kong (hereafter referred to as "Saitek").

WITNESSETH:

WHEREAS, CUSTOMER is in the business of new product development and marketing; and

WHEREAS, Saitek is engaged in the design and manufacture of electronic products; and

WHEREAS, CUSTOMER desires to purchase from Saitek, and Saitek desires to design, manufacture and sell to CUSTOMER an electronic device (the "Product"), as further described in Exhibit "A" attached hereto.

NOW, THEREFORE, in consideration of the mutual terms and covenants set forth below, the parties agree as follows:

1. **Conditions.** Subject to the terms and conditions set forth herein, Saitek will design, develop and manufacture the Product exclusively for CUSTOMER. Saitek warrants and represents as follows :

   i. Saitek shall meet the quality standards incorporating an Acceptable Quality Level ("AQL") of 0 Critical, 2.5 Major and 4.0 Minor as determined by Mil. Standard 105D sampling standards.
   ii. Saitek shall allow CUSTOMER to review the Product's mechanical and circuitry design (e.g. mechanical drawings, circuit layout, etc.) during the Product's development.

2. **Term**. The term of this Agreement shall commence as of the date of this Agreement and shall continue 18 months from the signing date. It will be extended for a further 8 months automatically after each active purchase order lot.

3. **Project Tasks**. The Parties shall have specific design and development responsibilities related to the Product. The major tasks and responsibilities are as follows :

   i. The parties will mutually agree on the design specification for the Product.
   ii. CUSTOMER will supply industrial design control drawings and a non-functional industrial design model (physical mock-up & 3D rendered control surfaces).
   iii. Saitek will complete all mechanical, electrical and software design to CUSTOMER's specifications.
   iv. Saitek will complete all tooling for plastic and metal parts.
   v. Saitek shall manufacture the Product for the CUSTOMER "Subject to CUSTOMER approval of production unit cost".

4. **Development Costs**. CUSTOMER hereby agrees to pay upon presentation of invoice the fees and expenses related to the design, development and manufacture of the Product as detailed in Exhibit B.

The Development charges do not include any tooling costs, mock-up samples, lab-test/approval costs and other significant costs (e.g. travel expenses, air fares etc.).

Tooling : Customer shall commit to pay all tooling charges once the design is approved. The schedule is detailed in Exhibit B.

Saitek guarantees a tool life of at least 1,000,000 cycles, and upon full payment of the tooling cost, a certificate of title for the tooling will be issued to CUSTOMER.

5. **Capital Investment.** Aside from those costs paid for by CUSTOMER (as further described in Section 4), Saitek shall make an investment in its manufacturing facilities and production capacity sufficient to meet CUSTOMER's order requirements during the term of this Agreement.

6. **Payment for manufacture**. CUSTOMER shall pay for all Product by irrevocable letter of credit at sight. CUSTOMER shall provide letters of credit to Saitek no later than seventy five (75) days prior to production. Letters of credit shall provide for payment thereunder by draft drawn on the issuing bank and against presentation of the document referred to therein upon delivery by Saitek of the Product to a common carrier for shipment. Costs of shipping, handling, freight and duties from Hong Kong shall be paid by CUSTOMER or its own customer. At the time of shipment, Saitek shall submit to CUSTOMER Saitek's invoice for these costs.

7. **Purchase Orders; Delivery.** CUSTOMER shall undertake best efforts to provide Saitek with purchase orders ninety (90) days in advance of production so that Saitek can procure the components needed for the manufacture of the Product. Saitek shall use its best efforts to ship Product on the date shown in CUSTOMER' purchase order which are based on reasonable lead-times.

8. **Confidentiality.** All information conveyed between the parties relating to technical, manufacturing, financial, product development plans or marketing matters shall be deemed to be confidential, unless they are clearly identified as non-confidential information. Both parties will not disclose to any third party or use or exploit (other than in connection with its obligations under this Agreement) confidential information, except to the limited extent otherwise required by law. Both parties will take whatever action is necessary or appropriate to ensure that their employees, consultants, agents, officers, and directors comply with the provisions of this Section both during and after the time they serve in such capacities.

9. **Ownership of Design.** CUSTOMER shall retain ownership of all product concepts, industrial designs, tooling and customized software specific to the Product. CUSTOMER shall be entitled to use the binary / executable code of the software freely. The Source code is the property of Saitek, who will be responsible for maintaining the Source code as necessary.

CUSTOMER shall be responsible for any patent or trademark infringement or product liability suits whatsoever with respect to the Product, and will hold Saitek harmless from any actions against it.

10. **Acceptance of Product.**

i. CUSTOMER or its agents shall have the right to evaluate and approve the product against the product specifications before production starts.

ii. Saitek shall not make any changes to the Product's materials or components without obtaining written authorization from CUSTOMER once the product is approved for production.

iii. CUSTOMER or its agents shall have the right to inspect product shipment lots at Saitek's facility before shipment and to reject any lot, in whole or in part, in which units are in breach of the agreed AQL standards. CUSTOMER will notify Saitek of shipments rejected on the basis of random sampling and Saitek will have the right to request 100% inspection, at Saitek's cost, in which case CUSTOMER will be obligated to accept only product which complies with the AQL standards. Disposition of rejected product will be determined by Saitek, and Saitek will have the option to repair or produce new units at its cost. If CUSTOMER does not elect to inspect Product of the point of manufacture, Saitek's inspection, carried out according to those quality standards further described in Section 1 of this Agreement, will be accepted by CUSTOMER so long as CUSTOMER is furnished with a copy of the inspection report.

11. **Non-Competition.** So long as this Agreement is in effect, Saitek will not manufacture for sale by itself or to any third parties any product, whether now existing or hereafter developed, that is (i) not unique in its ornamental appearance when compared to the Product or (ii) incorporates functional elements that are covered under any CUSTOMER patents or patents pending unless Saitek shall first obtain CUSTOMER' written consent to such manufacture and sale.

12. **Termination.** This Agreement may be terminated by either party effective at any time after the happening of any of the following events: (i) the filing by the other party of a petition in any bankruptcy court or other relief under the bankruptcy laws of any country; or (ii) the making by the other party of any assignment, composition or similar arrangement for the benefit of creditors; or (iii) failure to cure to take adequate steps to cure any material breach of any terms, conditions or covenants contained in this Agreement within sixty (60) days of receipt written notice by the other party.

13. **Force Majeure.** No party shall be liable for any default in carrying out any of its obligations hereunder where such default, failure or delay is due to labor dispute, strike, fire, explosion, lockout, flood, earthquake, failure of shipping facilities or transportation agencies, embargo or insurrection, act, order or requirement of any government or political subdivision, act of God, or the public enemy or other cause conditions beyond reasonable control of a party; provided, however, that such party shall give the other advance written notice of any such anticipated default, failure or delay as soon as reasonably possible after it has notice of conditions or circumstances which may cause such delay.

14. Notice. Any notice required or permitted hereunder, except as otherwise provided in this Agreement, shall be writing and sent by courier or confirmed telefax or registered delivery post to the addresses set forth below who shall be deemed to receive such notice within 7 working days :

In case of notice to CUSTOMER :	Infinium Labs, Inc. 701 5th Avenue, 42nd Floor, Seattle WA 98104
In case of notice to Saitek :	Saitek Ltd. 1601 Westley Square, 48 Hoi Yuen Road, Kwun Tong, Hong Kong

15. Miscellaneous

i. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. Saitek shall not assign this Agreement or any rights hereunder without the written consent of CUSTOMER, except to one or more of its parent, subsidiary or affiliated corporations or to any corporation with which Saitek may merge or consolidate.

ii. If any condition of the Agreement is invalid, voidable or becomes obsolete or inapplicable, this shall not affect the validity of the other terms of this Agreement.

iii. This instrument contains the entire agreement between the parties. It may not be changed orally, but only by an agreement in writing signed by the parties.

iv. This Agreement as well as all other agreements concluded for its implementation shall be interpreted and governed by the laws of the Hong Kong SAR and its courts.

IN WITNESS WHEREOF the parties have set their hands and seals the day and year first written above.

CUSTOMER, Infinium Labs, Inc.

By : ____________________ ____________________
Date

Its : ____________________

Saitek Ltd.

By : ____________________ ____________________
Date

Its : ____________________

EXHIBIT "A"

Product Description – IF- 002 Phantom Gamepad

Please refer to Infinium Labs, Inc IF – 002 Phantom Gamepad Specification

Initials

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EXHIBIT "B"

Payment Schedule

Design, Engineering and Software Costs :

(i) Upon signing the Agreement, CUSTOMER shall pay to Saitek $5K (five thousand) USD as a non-refundable advance payment.

(ii) Upon completion of software engineering, electrical, and mechanical design and receipt of one to three working samples by CUSTOMER, CUSTOMER shall pay Saitek another $5K (five thousand) USD.

(iii) Immediately prior to the Product's pilot production run (but following completion of all manufacturing jigs and fixtures), CUSTOMER shall pay Saitek $5K (five thousand) USD as the final payment for Saitek's design, engineering and software expenses related to the Product.

Tooling Costs :

(i) Upon Saitek's ordering of tooling for the Product, CUSTOMER shall pay $20K (twenty thousand) USD to Saitek representing 50% of the Product's total tooling costs.

(ii) Immediately prior to the Product's pilot production run (but following CUSTOMER' approval of off-tool samples), CUSTOMER shall pay $20K (twenty thousand) to Saitek for the remaining 50% of the Product's total tooling costs.

Initials

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